Exhibit 99.1

Auxilium Pharmaceuticals Announces Results from Three Year

CORDLESS Extension Study in Dupuytren’s Contracture

- Nominal Recurrence Rate of 34.8% at Three Years for Joints Previously Treated

Successfully with XIAFLEX®

-93% of joints that were successfully treated with XIAFLEX did not receive any medical or surgical intervention through three years of follow-up.

MALVERN, PA, June 30, 2011- Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced three year recurrence data from the Collagenase Optimal Reduction of Dupuytren’s-Long-term Evaluation of Success Study (CORDLESS) for XIAFLEX® (collagenase clostridium histolyticum) in the treatment of adult Dupuytren’s contracture patients with a palpable cord. This five year observational study was designed to assess the durability of response following treatment with XIAFLEX, as well as long-term safety and progression of disease in patients from earlier Auxilium studies. At three years, the nominal recurrence rate for the 623 joints previously treated successfully with XIAFLEX was 34.8%.

“In my opinion, the recurrence rate seen with XIAFLEX is comparable with or better than other minimally-invasive treatment options. More importantly, the fingers I have treated with XIAFLEX do not appear to develop scar tissue, as opposed to surgically treated fingers. Scar slows recovery and complicates further treatment,” said Dr. Tom Kaplan, of the Indiana Hand to Shoulder Center. “As a result, first-line use of XIAFLEX preserves all of my treatment options for those patients who do recur.”

Data from the XIAFLEX Three Year Follow-up

At three years, 34.8% of joints that had achieved clinical success had experienced recurrence. Of those patients with affected MP joints, 26.6% of joints that had achieved clinical success had recurrence through three years, while 56.4% of PIP joints that had achieved clinical success had recurrence through three years.

Recurrence per protocol definition of >20 degrees or medical intervention

	All Joints	MP Joints	PIP Joints
Patients from all phase III studies (n=950)	1,568	920	648
Patients enrolled in extension studies (n=643)	1,080	648	432
Patients successfully treated and enrolled in extension study (n=478)	623	451	172
Joints with recurrence at 1 year (n/%)	19/623 (3.0%)	8/451 (1.8%)	11/172 (6.4%)
Joints with recurrence at 2 years (n/%)	122/623 (19.6%)	64/451 (14.2%)	58/172 (33.7%)
Joints with recurrence at 3 years (n/%)	217/623 (34.8%)	120/451 (26.6%)	97/172 (56.4%)

The study also tracks whether a joint successfully treated with XIAFLEX received any further medical intervention. Through year three of follow-up 93.1% of joints that were successfully treated with XIAFLEX did not receive any medical or surgical intervention. Of the 43 (6.9%) successfully treated joints that received medical or surgical intervention through three years, 30 had surgery, seven received needle aponeurotomy (of which 2 subsequently received a third intervention), and six received XIAFLEX. XIAFLEX has been commercially available in the U.S. only since March 2010.

Other Top-Line Findings through Three Years:

•

High severity PIP joints (those with baseline contractures > 40 degrees) had a statistically significant higher recurrence rate than low severity PIP joints (71% versus 50%, respectively). Combined with data from the CORD I study this suggests that treatment of PIP joints, before they reach high severity, may be beneficial[1].

•	Recurrence rates in successfully treated MP joints with low severity (those with baseline contractures < 50 degrees) and high severity were not statistically different.

•

Sixteen patients in this study have been retreated with XIAFLEX (6 in a previously successfully treated joint and the remainder in previously untreated joints) through three years follow-up, with a local adverse event profile similar to previous first-line clinical studies. One retreated patient had a serious adverse event of a motor vehicle accident, which was considered unrelated to drug.

•	The adverse event profile of XIAFLEX treated joints through three years follow-up revealed no new long-term adverse events.

•	Of the 74 serious adverse events reported through three years of follow-up, none were considered related to XIAFLEX and none occurred in the treated finger.

“While I am very impressed with the three year recurrence rate of 35% using a 20 degree change to define recurrence, the surgical literature has often defined recurrence as a 30 degree change. Using this definition, XIAFLEX demonstrates an even lower 22% recurrence rate at three years,” said Dr. Vincent Hentz, Professor Emeritus, Surgery – Plastic/Recon Surgery, Stanford Medical School, “With this longer term data, I believe that treatment with XIAFLEX of Dupuytren’s patients’ palpable cords can provide durable outcomes with a very acceptable rate of recurrence in the majority of patients.”

Recurrence with XIAFLEX as defined by >30 degrees standard used in surgical literature

Although there is no standard methodology to measure recurrence, the literature2,3,4, on surgical treatment does reference a definition of recurrence as a 30 degree worsening of contracture following an intervention. XIAFLEX recurrence was defined in the AUX-CC-860 clinical study as a 20 degree change in the presence of a palpable cord. In order to evaluate within the context of the existing surgical literature, the three year XIAFLEX data was examined using a criterion referenced in the literature. Specifically, for this post hoc analysis, the definition of recurrence was (a) a joint contracture that was successfully treated

(had previously achieved a reduction in contracture to five degrees or less at the Day 30 evaluation after the last injection of XIAFLEX) that subsequently increases by at least 30 degrees compared with the reference value with a palpable cord present or, (b) a joint which underwent correction to treat contracture in that joint. By this definition of recurrence, only 22% of patients who had achieved clinical success had experienced recurrence at three years. The recurrence rate for MP joints was 16% and for PIP joints was 39%.

About Dupuytren’s contracture

Dupuytren’s contracture is a chronic condition that affects the connective tissue that lies beneath the skin in the palm. The disease is progressive in nature. Typically, skin pits then nodules develop in the palm as collagen deposits accumulate. As the disease progresses, the collagen deposits form a cord that stretches from the palm of the hand to the base of the finger. Once this cord develops, the patient’s fingers contract and the function of the hand is impaired. The incidence of Dupuytren’s disease, inclusive of pits, nodules and cords, is highest in Caucasians, historically those of Northern European descent, with a global prevalence of three to six percent of the Caucasian population1. Most cases of Dupuytren’s contracture occur in patients older than 50 years5.

The most frequently affected parts of the hand associated with Dupuytren’s contracture are the joints called the Metacarpal Phalangeal Joint, or MP joint, which is the joint closest to the palm of the hand and the Proximal Intra-Phalangeal Joint, or the PIP joint, which is the middle joint in the finger. The little finger and ring finger are most frequently involved. XIAFLEX is the only drug approved by the U.S. Food and Drug Administration for treatment of Dupuytren’s contracture, which has historically been treated primarily by an open surgical procedure.

About the CORDLESS trial

In order to qualify for the XIAFLEX long-term extension study, patients must have participated in the phase III XIAFLEX clinical trials (CORD I, CORD II, JOINT I, JOINT II, or pharmacokinetic study) and received at least one injection of XIAFLEX. Recurrence in the long-term extension study was standardized and prospectively defined as (a) a joint contracture that was successfully treated (had previously achieved a reduction in contracture to five degrees or less at the Day 30 evaluation after the last injection of XIAFLEX) and that subsequently increases by at least 20 degrees compared to the reference value with a palpable cord present or, (b) a joint which underwent medical or surgical correction to treat contracture in that joint.

About Surgical Recurrence in Dupuytren’s contracture

The surgical literature has variable definitions as to what constitutes recurrence. Depending upon the publication, the type of surgery performed (fasciectomy, fasciotomy, or needle aponeurotomy) and the definition of recurrence, surgical recurrence rates of up to 34% have been reported within the first two years following fasciectomy6 and, at two years, rates range from 2% to 60% or more7. Three year surgical recurrence rates can vary from 10% to 65%2,3,4,8-15, depending upon definition of recurrence. When using a recurrence definition of 30 degrees of worsening, the recurrence rate for fasciectomy was 24% with a mean time to recurrence of 3.7 years4 and needle aponeurotomy demonstrated a recurrence rate of 65% at 32 months3,4. When using a recurrence definition of re-operative rate, fasciectomy was 10-15% at approximately 3 years10,14 and needle aponeurotomy was 19-42% at approximately 3 years2,3,15,16,17. Higher recurrence rates are seen with surgery in Proximal Intra-Phalangeal (PIP) joints vs. Metacarpal Phalangeal (MP) joints7 and with needle aponeurotomy vs. fasciectomy2,3. Generally, the higher the initial stage of contracture before surgery, the more severe the recurrences18. The earliest reports of recurrence for fasciectomy were seen in 22% of female and 19% of male Dupuytren’s contracture patients at a mean of 12 months following fasciectomy19.

(1)	Hurst, L. C. et al., Injectable Collagenase Clostridium Histolyticum for Dupuytren’s Contracture, New England Journal of Medicine, (2009; 361:968-979)
(2)	Foucher, Tech in Hand and Upper Ext Surgery 2001;5(3):161-164
(3)	A.L. Van Rijssen, Journal of Hand Surgery (British and European Volume, 2006) 31B: 5: 498–501
(4)	A.L. Van Rijssen, 2010 International Symposium on Dupuytren’s Disease
(5)	Badalamente, M. A., Hurst, L. C. et al., The Journal of Hand Surgery, (2002; 27A:788-798)
(6)	Leclercq C. Epidemiology. In: Tubiana R, Leclercq C, Hurst LC, Badalamente MA, Mackin EJ, eds, Dupuytren’s disease. Martin Dunitz Ltd, London, 2000; 239-249.
(7)	Rayan GM. J Bone Joint Surg Am. 2007; 89A(1):190-198.
(8)	Ullah, The Journal of Bone and Joint Surgery, vol. 91-B, No. 3, pgs. 374-378, 2009
(9)	Citron, Journal of Hand Surgery, vol. 30B No. 6, pgs. 563-66, 2005
(10)	Adam, Journal of Hand Surgery 1992;17A:312-7
(11)	Tonkin MA, J Hand Surg [Br] 1985; 10:351-2.
(12)	Bulstrode, The Journal of Hand Surgery / Vol. 30A No. 5, pgs. 1021-1025, 2005
(13)	Foucher, International Orthopaedics (SICOT) (1995) 19:285-288
(14)	Skoff, Plastic and Reconstructive Surgery, Vol. 113, No. 2, pg. 540-544, 2004
(15)	Foucher, et al. Journal of Hand Surgery (British and European Volume) 28B: 5: 427–431, 2003
(16)	Rahr J et al. Hand Surg Eur 2011;May 19. [Epub ahead of print]PMID: 21593073
(17)	Chen N et al. Hand, 2011; March 1. DOI:10.1007/s11552-011-9326-8
(18)	Vigroux et al, Annals Hand Surgery, 1992, Vol. 11, No. 5; 367-374
(19)	Anwar et al., Journal of Hand Surgery, Vol. 32A No. 9 November 2007 ; 1423-1428

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer Inc. has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has two projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the durability of XIAFLEX treatment outcomes; future rates of recurrence; the number of patients with Dupuytren’s disease; and products in development for Peyronie’s disease and Frozen Shoulder syndrome; and all other statements containing projections, statements of future performance or expectations, our beliefs or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Forward-looking statements can generally be identified by words such as “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and other words and terms of similar meaning in connection with any discussion of projections, future performance or expectations, beliefs, plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, decisions by regulatory authorities as to whether and when to approve drug applications, and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in Auxilium’s Annual Report under the heading “Risk Factors” on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011, which are on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.Auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide Auxilium’s expectations, plans or forecasts of future events and views as of the date of this release. Auxilium anticipates that subsequent events and developments will cause Auxilium’s assessments to change. However, while Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Auxilium’s assessments as of any date subsequent to the date of this release.